Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Koppers Holdings Inc.

We consent to the use of our reports dated February 27, 2018, with respect to the consolidated balance sheets of Koppers Holdings Inc. as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), cash flows, shareholders’ equity for each of the years in the two-year period ended December 31, 2017, and the related notes and financial statement schedule II -  (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
May 3, 2018